Exhibit-99.1
Coleman Cable Inc. Announces Third-Quarter
And Nine-Month 2007 Results
WAUKEGAN, Ill., November 13, 2007 — Coleman Cable, Inc. (NASDAQ: CCIX) (Coleman), a leading manufacturer and innovator of electrical and electronic wire and cable products, issued third-quarter and nine-month 2007 financial and operational results.
Third Quarter Highlights
•	Record revenue of $253.5 million — up 120.5% from last year

•	Adjusted EBITDA of $22.4 million — near the top end of guidance and up 36.6% from last year

•	Adjusted EPS of $0.41 — an increase of 13.9% from last year
Management Comments
Gary Yetman, president and CEO, said, “In the third quarter, we again produced record revenues and increased adjusted EBITDA and adjusted EPS in challenging market conditions.
“Copperfield operations are transitioning well. Our board approved the planned Copperfield integration strategy of streamlining manufacturing operations and reducing costs. This plan involves the closure and consolidation of Copperfield manufacturing and distribution facilities located in Avilla, Ind., Nogales, Ariz., and El Paso, Texas, into one modern facility in El Paso, Texas. The integration strategy also includes the realignment of existing Copperfield facilities.
“As the company previously announced last week,” continued Yetman, “the pending acquisition of Woods U.S. and Woods Canada is an exceptional opportunity to expand our U.S. and Canadian presence, making Coleman, we believe, a preeminent supplier of assembled wire and cable products in North America.
“We believe the planned integration of Coleman, Copperfield and Woods into one company provides significant opportunities to add value for our shareholders.
“We typically experience softness in the fourth quarter as many of end markets reduce their inventory stocking levels in conjunction with the year-end holidays. Not withstanding, we started the fourth quarter with strong results in October. While we continue to experience inflationary cost pressures from higher material and fuel costs, we have been successful in offsetting some of these pressures by the implementation of our cost reduction initiatives. However, the recent, significant downturn in copper prices and fluctuating market demands could potentially have a negative impact on our fourth quarter
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Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

revenues and profitability. With these factors in mind, we are projecting fourth-quarter revenues between $220 million and $240 million and adjusted EBITDA in a range of $17 million to $21 million.”
Yetman also added, “Coleman Cable is pleased to announce that on November 9, 2007, Coleman elected two additional independent directors to their board. Harmon S. Spolan and Isaac M. Neuberger will become directors of Coleman effective as of the close of business on November 16, 2007.
“Mr. Neuberger is a founding principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. located in Baltimore, Maryland. He also serves as a member of the Board of Directors of AmTrust Financial Services, Inc. (NASDAQ: AFSI).
“Mr. Spolan is of Counsel to the law firm of Cozen O’Connor P.C. located in Philadelphia, Pennsylvania. Prior to joining Cozen in 1999, he served as president of Jefferson Bank for 22 years. Mr. Spolan is also a member of the Board of Directors of Atlas America Inc. (NASDAQ: ATLS) and TRM Corp. (NASDAQ: TRMM).”
GAAP Third Quarter Results
Coleman reported revenues for the 2007 third quarter of $253.5 million compared to revenues of $114.9 million in the same period of last year, which represents an increase of 120.5 percent, primarily due to the addition of Copperfield. Volume (total pounds shipped) increased 118.5 percent in the third quarter of 2007 compared to the prior-year third quarter, also primarily due to the acquisition of Copperfield.
Gross profit margin for the third quarter of 2007 was 11.5 percent compared to 21.1 percent for the same period of 2006 due primarily to the Copperfield acquisition. Copperfield prices its products to earn a fixed dollar margin per pound of goods sold, which causes Copperfield’s margins to compress in higher copper price environments. Gross profit margin was also negatively impacted by pricing pressures caused by contracting market conditions in a number of Coleman’s segments and factory variances.
Selling, engineering, general and administrative expense for the 2007 third quarter was $11.8 million compared to $9.2 million for the 2006 third quarter, with the increase resulting primarily from the Copperfield acquisition and an increase in stock compensation expense of $1.1 million.
Intangible amortization expense for the 2007 third quarter was $2.5 million due to the Copperfield acquisition in the second quarter.
Restructuring charges for the third quarter of 2007 were $0.1 million as the result of the planned closure of the Company’s Siler City, N. C., facility. Restructuring charges for the third quarter of 2006 were $0.9 million as the result of the planned closure of the Company’s Miami Lakes, Fla., facility.
Interest expense, net, for the third quarter of 2007 was $8.2 million compared to $4.2 million for the same period of 2006, due primarily to additional expense related to the 2007 Notes and increased borrowings under the Company’s revolving line of credit, both due to the Copperfield acquisition.
Income tax expense was $2.6 million in the 2007 third quarter compared to $0.2 million for 2006 third quarter. The increase is due to the Company’s change from an S corporation to a C corporation.
Net income applicable to common shareholders for the third quarter of 2007 was $4.0 million, compared to $9.8 million in the third quarter of 2006. Earnings per share for the third quarter were $0.24 in the 2007 period compared to $0.77 in the 2006 period. A number of items that were new in 2007 have impacted these results and are discussed in more detail below.

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

The Company continues to work to strengthen its balance sheet. Working capital, defined as accounts receivable plus inventory less accounts payable, was approximately 20.1 percent of annualized net sales for the quarter, more than 2.5 percentage points less than last year’s level mainly due to the acquisition of Copperfield. Capital expenditures were approximately $1.9 million in the quarter, less than half of the third quarter’s depreciation expense. The Company anticipates capital expenditures for the full year of 2007 to be in the range of $6 million to $8 million.
GAAP Nine-Month Results
Net sales for the nine months of 2007 were $609.9 million compared to $320.1 million for the same period of 2006, an increase of 90.5 percent. The increase in net sales was primarily due to the acquisition of Copperfield. Volume increased 74.1 percent in the 2007 period compared to the 2006 period due to the acquisition of Copperfield, which accounted for essentially all of the increase. With the exception of Copperfield products, product mix in units for the 2007 period was relatively consistent with the prior year.
Gross profit margin for the nine months ended September 30, 2007, was 12.1 percent compared to 20.4 percent for the same period of 2006. The decrease in the gross profit margin was primarily due to the Copperfield acquisition for the reasons listed above. Other factors contributing to the decrease in the gross profit margin were the rapid drop in copper prices during the end of 2006 and the beginning of 2007, which resulted in compressed margins across most business segments.
Selling, engineering, general and administrative expense for 2007 nine-month period was $31.2 million compared to $23.0 million for the 2006 nine-month period due primarily to the reasons listed above.
Intangible amortization expense for the nine months of 2007 was $5.1 million due to the Copperfield acquisition in the second quarter.
Restructuring charges for the nine months of 2007 were $0.6 million as a result of the planned closure of the Company’s Siler City, N.C., facility. Restructuring charges for the first nine months of 2006 were $1.2 million as a result of the planned closure of the Company’s Miami Lakes, Fla., facility.
Interest expense, net, for the 2007 nine-month period was $19.4 million compared to $12.5 million for the same period of 2006 due primarily from the reasons listed above.
Income tax expense was $6.8 million for the nine months of 2007, compared to $1.0 million for the nine months of 2006 due to the reasons listed above.
Net income applicable to common shareholders for the nine months of 2007 was $10.9 million, compared to $27.7 million for the nine months of 2006. Earnings per share for the nine months were $0.65 in the 2007 period compared to $2.17 in the 2006 period. A number of items that were new in 2007 have impacted these results and are discussed in more detail below.
Non-GAAP Third Quarter Results
The acquisition of Copperfield, the equity offering in 2006, and the conversion of Coleman from an S-Corporation to a C-Corporation in 2006 have made comparing quarterly and period results year over year complex. In an effort to better assist investors in understanding its financial results, the Company has provided in this release Adjusted Net Income, Adjusted Earnings Per Share (EPS), EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA, which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results.

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

Webcast
Coleman Cable has also scheduled its conference call for Wednesday, November 14, 2007, at 10:00 a.m. central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available on-line through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	general economic conditions and changes in the demand for Coleman Cable’s products by key customers;

•	the consummation of acquisitions, including Woods;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration consolidations;

•	changes in the cost of labor or raw materials, including PVC and fuel costs;

•	inaccuracies in purchase agreements relating to acquisitions;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands, except share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
NET SALES	$114,925	$253,453	$320,137	$609,867
COST OF GOODS SOLD	90,697	224,287	254,712	535,837

GROSS PROFIT	24,228	29,166	65,425	74,030
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE	9,158	11,753	23,049	31,238
INTANGIBLE AMORTIZATION	—	2,522	—	5,085
RESTRUCTURING CHARGES	891	53	1,210	580

OPERATING INCOME	14,179	14,838	41,166	37,127

INTEREST EXPENSE, NET	4,185	8,187	12,506	19,411
OTHER (INCOME) LOSS, NET	—	2	(11)	29

INCOME BEFORE INCOME TAXES	9,994	6,649	28,671	17,687

INCOME TAX EXPENSE	235	2,606	1,009	6,752

NET INCOME	$9,759	$4,043	$27,662	$10,935

EARNINGS PER COMMON SHARE DATA
NET INCOME PER SHARE
Basic	$0.77	$0.24	$2.17	$0.65
Diluted	0.77	0.24	2.17	0.65
WEIGHTED AVERAGE COMMON SHARES
Basic	12,753	16,787	12,751	16,787
Diluted	12,753	16,796	12,751	16,789

UNAUDITED PRO FORMA
PRO FORMA NET INCOME
Income before income taxes	$9,994		$28,671
Pro forma income tax expense	4,024		11,483

Pro forma net income	5,970		17,188

PRO FORMA NET INCOME PER SHARE
Basic	$0.47		$1.35
Diluted	0.47		1.35

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands, except share data)
(unaudited)

	December 31,	September 30,	September 30,
	2006	2006	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,734	$52	$5,920
Accounts receivable, less allowance for uncollectible accounts of $2,092, $2,262, $3,711, respectively	62,318	73,672	149,860
Inventories	66,765	80,377	128,546
Deferred income taxes	2,136	104	2,313
Assets held for sale	—	—	661
Prepaid expenses and other current assets	2,739	4,133	5,237

Total current assets	148,692	158,338	292,537

PROPERTY, PLANT AND EQUIPMENT:
Land	579	579	2,809
Buildings and leasehold improvements	7,636	7,535	15,112
Machinery, fixtures and equipment	45,125	44,684	98,946

	53,340	52,798	116,867
Less accumulated depreciation and amortization	(31,762)	(30,634)	(39,137)
Construction in progress	244	693	3,184

Property, plant and equipment, net	21,822	22,857	80,914

GOODWILL	60,628	60,642	103,398
INTANGIBLE ASSETS, NET	10	—	59,326
OTHER ASSETS, NET	4,593	4,826	9,857

TOTAL ASSETS	$235,745	$246,663	$546,032

LIABILITIES AND SHAREHOLDERS’
CURRENT LIABILITIES:
Current portion of long-term debt	$936	$44,973	$901
Accounts payable	13,091	36,589	53,952
Accrued liabilities	19,582	19,458	32,687

Total current liabilities	33,609	101,020	87,540

LONG-TERM DEBT	121,571	121,721	343,846
LONG-TERM LIABILITIES, NET	—	—	39
DEFERRED INCOME TAXES	2,724	160	23,161
SHAREHOLDERS’ EQUITY:

Common stock, par value $0.001; 31,260 authorized; and 12,787 issued and outstanding on September 30, 2006 and 16,787 on December 31, 2006 and September 30, 2007	17	13	17
Additional paid-in capital	80,421	26,077	83,091
Retained earnings (accumulated deficit)	(2,597)	(2,328)	8,338

Total shareholders’ equity	77,841	23,762	91,446

TOTAL LIABILITIES AND SHAREHOLDERS’	$235,745	$246,663	$546,032

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands)
(unaudited)

	Nine months ended September 30,
	2006	2007

CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$27,662	$10,935
Adjustments to reconcile net income to net cash flow from operating
Depreciation and amortization	4,799	14,811
Stock-based compensation	531	3,121
Deferred tax provision (credit)	147	(3,924)
(Gain) Loss on disposal of fixed assets	313	(12)
Gain on sale of investment	(11)	—
Changes in operating assets and liabilities:
Accounts receivable	(14,832)	(25,950)
Inventories	(12,488)	(20,180)
Prepaid expenses and other assets	(1,251)	(1,706)
Accounts payable	14,583	7,891
Accrued liabilities	2,682	9,654

Net cash flow from operating activities	22,135	(5,360)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(2,157)	(4,929)
Acquisition of business, net of cash acquired	—	(214,810)
Proceeds from sale of fixed assets	42	18
Proceeds from sale of investment	82	59

Net cash flow from investing activities	(2,033)	(219,662)

CASH FLOW FROM FINANCING ACTIVITIES:
Net borrowings under revolving loan facilities, net of issuance costs	(1,950)	98,196
Issuance of senior notes, net of issuance costs	—	119,380
Common stock issuance costs	—	(451)
Repayment of long-term debt	(656)	(917)
Dividends paid to shareholders	(17,502)	—

Net cash flow from financing activities	(20,108)	216,208

DECREASE IN CASH AND CASH EQUIVALENTS	(6)	(8,814)

CASH AND CASH EQUIVALENTS — Beginning of period	58	14,734

CASH AND CASH EQUIVALENTS — End of period	$52	$5,920

NONCASH ACTIVITY
Unpaid capital expenditures	46	210
Capital lease obligation		16
SUPPLEMENTAL CASH FLOW INFORMATION
Income taxes paid	387	12,244
Cash interest paid	8,865	9,557
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Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

EBITDA and Adjusted EBITDA
Coleman Cable, Inc.
EBITDA and Adjusted EBITDA

$ in thousands	Q3 2006	Q3 2007

EBITDA
Net income (loss)	$9,759	$4,043
Interest expense—net	4,185	8,187
Income tax expense	235	2,606
Depreciation and amortization expense	1,264	6,422

EBITDA	15,443	21,258

Adjustments to EBITDA
Restructuring charges	891	53
Stock based compensation	—	1,099
Tax Matters Agreement	—	4

Adjusted EBITDA	$16,334	$22,414

Coleman Cable, Inc. Announces Third-Quarter And Nine-Month 2007 Results

Adjusted Net Income and Adjusted EPS

Coleman Cable, Inc.	Comparative Analysis
$ in thousands (except EPS)	Q3 2006	Q3 2007
	as Reported
Net sales	$114,925	$253,453
Income before income taxes	9,994	6,649
Income tax expense	235	2,606

Net income	$9,759	$4,043

Earning per share data
Net income per share
Basic	$0.77	$0.24
Diluted	$0.77	$0.24
Weighted average common shares outstanding
Basic	12,753	16,787
Diluted	12,753	16,796

	Adjusted for comparative purposes
Income before income taxes	$9,994		$6,649
Stock based compensation	—		1,099	[3]
Intangible asset amortization	—		2,537	[4]
Incremental depreciation expense	—		902	[4]

Adjusted income before income taxes	9,994		11,187
Pro forma income tax expense	4,024	[1]	4,385

Net income	$5,970		$6,802

Earning per share data
Net income per share
Basic	$0.36		$0.41
Diluted	$0.36		$0.41
Weighted average common shares outstanding
Basic	16,787	[2]	16,787
Diluted	16,796	[2]	16,796

[1]	Pro forma income tax expense computed for comparative purposes, as Coleman was a S-Corporation and converted to an C-Corporation

[2]	Used Q3 2007 basic and diluted shares used for comparative purposes, as the equity offering occurred in October 2006

[3]	Non-cash stock compensation expense incurred post the equity offering in October 2006 and the adoption of a non-qualified stock option plan

[4]	Non-cash expenses directly associated with the allocation purchase price of Copperfield, approximated 41% of which are tax deductible.